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                                                                    EXHIBIT 10.7


                                 EMPLOYMENT AGREEMENT

    AGREEMENT, made as of the 26th day of June, 1996, by and between DIPLOMAT AMBASSADOR INC., a Delaware corporation with offices at 1010 Arch Street, Philadelphia, Pennsylvania 19107 ("Employer"), and KENNETH KITNICK, an individual residing at ________________________, New Jersey _______
("Employee").

                                 W I T N E S S E T H:

    WHEREAS, Employer is engaged in the optical business, including but not limited to the design, manufacture, importing, and sale of eyewear (the "Business"); and

    WHEREAS, concurrently with the execution and delivery of this Agreement, Employer is purchasing substantially all of the assets of Windsor Optical, Inc. (Windsor"), which also is engaged in the Business; and

    WHEREAS, Employee is an executive officer and shareholder of Windsor, is intimately familiar with Windsor's day to day operations, and is acquainted with Windsor's customers; and

    WHEREAS, in connection with the purchase by Employer of Windsor's assets, and as a material inducement to Employer to purchase such assets, Employee and Employer have agreed that Employee shall become an employee of Employer on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

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    1.   EMPLOYMENT.

         (a) Employer hereby engages Employee as Executive Vice President of Employer. Employee hereby accepts such employment, undertakes to perform the duties and services incident to the position of Executive Vice President of Employer, and such further duties of a similar nature as may be reasonably required of him by the Board of Directors of Employer, and represents that he is free to enter into and perform this Agreement and that he will not thereby be in violation of any agreement or obligation to any other person or entity. In performing his duties hereunder, Employee shall at all times be subject to the supervision of the Chairman of the Board, President, and Chief Executive Officer of Employer and to the authority and control of the Board of Directors of Employer.

         (b) Employee shall devote his full business time, energies, attention and best efforts to the performance of his duties and services hereunder and to the promotion of the business and interests of Employer. During the term hereof, Employee shall not, without the prior written consent of Employer, accept or undertake any other employment. Nothing set forth in this Agreement shall be deemed to prohibit Employee from investing his assets in any business entity, other than a private company in competition with Employer, or from spending time on charitable or community activities, so long as such activity does not interfere with the performance of his duties as a full-time employee of Employer.

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    2.   COMPENSATION.

         (a) Employer shall pay to Employee for all of his duties, obligations, and services hereunder, a base salary at the rate of $105,000.00 per year for the period commencing on the date of this Agreement and ending December 31, 1996; a base salary of $110,000.00 for the twelve (12) month period ending December 31, 1997; a base salary of $115,000.00 for the twelve (12) month period ending December 31, 1998; and a base salary of $120,000.00 for the twelve
(12) month period ending December 31, 1999. Thereafter, Employer shall pay to Employee such base salary as Employer and Employee may agree upon prior to the renewal of the term of this Agreement under Section 7.

         (b) Employee shall be eligible to receive such amounts, if any, as may be awarded to Employee by Employer, in its sole discretion, in recognition of the character and extent of Employee's performance and contributions to Employer and the performance of Employer; provided, that, in the event that Employer grants bonuses to Rudy Slucker or Barry Budilov, or both of them, Employee shall be entitled to a minimum bonus in an amount equal to five percent (5%) of the total amount of bonuses granted to Rudy Slucker and Barry Budilov.
A determination regarding bonuses shall be made at least once each calendar year, and any bonus granted to Employee shall be paid at the same time as bonuses granted for the same period are paid to other employees of Employer.

         (c) Employer shall provide Employee with life, health and disability benefits in accordance with company group insurance

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programs for executive employees in effect from time to time during the term of this Agreement, and such other benefits as may be required by this Agreement.

         (d) Employer at its options shall either provide Employee with an automobile chosen by Employee for his use or pay an allowance for an automobile to Employee, provided that the cost of such automobile to Employer, or the amount of such allowance, shall not exceed $465.00 per month. In addition, Employer at its option shall either reimburse Employee for amounts paid by Employee to insure such automobile, or obtain and maintain corporate insurance covering such automobile.

         (e) Employee shall be entitled to paid vacations in accordance with Employer's policies for executives with respect thereto, as established by the Board of Directors of Employer from time to time.

         (f) Employee shall be entitled to receive reimbursement for all reasonable expenses incurred by him in the performance of his duties and services hereunder, upon presentation to Employer of records sufficient to permit Employer to deduct such expenses for Federal and state income tax purposes; provided, that a reasonable maximum amount of reimbursable expenses may from time to time be fixed in advance by the Board of Directors.

    3.   PHANTOM STOCK.

         (a) For purposes of this Section 3, the term "Sale of Diplomat" shall mean one of the following transactions, but only if the parties who owned the outstanding common stock of Employer

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prior to the consummation of such transaction own less than 51% of the outstanding capital stock of the entity that owns Employer's assets immediately after the consummation of such transaction: (i) the sale of the outstanding capital stock of Employer, (ii) the sale of substantially all of the assets of Employer in a transaction not in the ordinary course of business, or (iii) any transaction or series of transactions which has a similar effect.

         (b)  In the event of the Sale of Diplomat, as that term is defined in
Section 3(a), Employer shall pay or cause to be paid to Employee a portion of the proceeds of the Sale of Diplomat, or the cash value thereof, as if Employee owned 5% of the stock of Employer issued and outstanding on the date of this Agreement (adjusted as hereinafter set forth) on the date of the closing of such transaction.

         (c) In the event that a registration statement is filed under the Securities Act of 1933 for Employer's common stock, and the stock registered under such registration statement is subsequently offered for sale to the public, Employee shall have the right to receive from Employer, immediately prior to such offering of such stock to the public, 5% of the stock of Employer issued and outstanding on the date of the Agreement, adjusted as hereinafter set forth.

         (d) The number of shares upon which Employee's rights are based pursuant to this Section 3 shall be appropriately and equitably adjusted to reflect stock splits, stock dividends, and similar changes in Employer's outstanding common stock after the

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date of this Agreement to preserve the benefit of Employee's bargain as set forth in this Section 3. Nothing set forth in this Section shall be deemed to require that the adjustment provided for herein be made in the event of the issuance of capital stock by Employer for fair consideration in connection of Employer with or into another entity, or any similar transaction.

         (e) In the event that, before or after the expiration of the term of this Agreement, Employee engages in criminal conduct in the course of his employment or other relationship with Employer; or engages or engaged in fraudulent conduct in connection with the purchase of Windsor by Employer or in his dealings with Employer before or after the date of this Agreement; or breaches his obligations under Section 4 or 5 of this agreement, Employer shall have the option to void the rights granted by Employer to Employee under this
Section 3 by written notice to Employee, and such rights shall be forfeited and canceled as of the date of this Agreement, as if they had never been granted, immediately upon the giving of such notice by Employer.

         (f) In the event that Employee's employment with Employer, under this Agreement or otherwise, terminates for any reason, Employee shall sell to Employer, and Employer shall purchase from Employee, the rights granted by Employer to Employee under this Section 3 for a purchase price equal to the net book value per share of such rights, which value shall be determined by reference to Employer's certified financial statements for the

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fiscal year preceding the year during which such termination occurs.
Notwithstanding the foregoing, however, in the event that Employer terminates Employee's employment without cause, and a Sale of Diplomat or a public offering of stock described in Section 3(c) is consummated within ninety (90) days after the date of such termination, the purchase price for the rights granted by Employer to Employee under this Section 3 shall be fair market value as determined in an arbitration proceeding in Essex County, New Jersey by an arbitrator who is a retired judge selected by the assignment judge of Essex County, New Jersey. The decision of such arbitration shall be final and binding on Employer and Employee, and may be entered as a judgment in any court of appropriate subject matter jurisdiction. This Section shall not apply if Employee's rights granted under this Section 3 are voided under Section 3(e).

    4.   TRADE SECRETS AND DOCUMENTS.

         (a) For purposes of this Agreement, the term "Trade Secrets" shall mean the shipping information of Employer, including but not limited to freight rates; the methods and processes of assembling and distributing Employer's products, including those in the process of development; Employer's pricing, customer lists and credit terms and counter-trade arrangements, including those in the process of completion; Employer's methods and results of the research; the names of Employer's customers and the products of

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Employer used by each such customer; and any other confidential information or data relating to Employer's business which is not publicly known.

    (b) Employee agrees that he will not, either during his employment by Employer or at any time after cessation of such employment, impart or disclose and Trade Secrets to any person, form or corporation other than Employer, or use any Trade Secrets, directly or indirectly, for his own benefit or for the benefit of any person, form or corporation other than Employer.

    (c) Employee agrees that all memoranda, notes, records, reports, manuals, charts, formulae, specifications, lists and other documents made, compiled, received, held, or used by Employee while employed by Employer, concerning any phase of Employer's business or its Trade Secrets, including without limitation such items stored on computer-readable media, and all copies thereof, shall be Employer's property and shall be delivered by Employee to Employer on termination of Employee's employment or at an earlier time on the request of Employer.

    5.   NONCOMPETITION.

         (a) For purposes of this Agreement, the term "Customer" shall mean any person or entity to which Employer has sold goods or provided services during the two (2) year period prior to the date that Employee's employment with Employer terminates.

         (b) Subject to the provision of Section 5(c), Employee convenants and agrees that, so long as he is employed by Employer in any capacity whatsoever, and for a period of one (1) year following

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the termination of his employment with Employer for any reason whatsoever,
Employee shall not, directly or indirectly, individually or in concert with others or as stockholder, director, officer, partner, member, principal, agent, employer, employee, or consultant, or in any other individual or representative capacity:

         (i) Call on, solicit, serve, or cater to, or attempt to call on, solicit, serve, or cater to, any Customer for the purpose of rendering any service or selling any product competitive with, or usable for substantially the same purpose as, any service or product provided, manufactured or sold or in the process of development by Employer; or

         (ii) Engage in the business of Employer and/or in the sale or in the marketing or sale of any service or product competitive with, or usable for substantially the same purpose as, any service or product provided, manufactured or sold or in the process of development by Employer.

         (c) The provisions of Section 5 (b) shall not apply after the termination of Employee's employment with Employer if (i) such termination resulted from the termination of this Agreement by Employer without cause in breach of the provisions hereof, or (ii) such termination resulted for the non-renewal of this Agreement by Employer in circumstances where employer would not have had the right to terminate this Agreement prior to the expiration of its term, or (iii) such termination resulted from the termination of this Agreement by Employee under Section 7 (c) of this Agreement, or (iv) such termination resulted from the non-renewal of this

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Agreement by Employee after Employer refused to pay Employee during the upcoming renewal term a base salary equal to or greater that Employee's base salary for the term that was about to expire.

         (d) Employee agrees that, so long as he is employed by Employer and for a period of two (2) years thereafter, he will not directly or indirectly at any time solicit or induce other employees of Employer to terminate their agreements or employment with Employer.

    6.   CONTINUING EFFECT AND ENFORCEMENT OF CERTAIN PROVISIONS.

         (a) Employee hereby acknowledges that, except as otherwise expressly set forth in this Agreement, his obligations under Sections 3(f), 4, and 5 will continue in effect, notwithstanding the termination of his employment with Employer, and will be binding on his heirs, legal representatives, and assigns.

         (b) Employee hereby agrees that monetary damages alone will not adequately compensate Employer in the event of a breach by Employee of his obligations contained in Section 3(f), 4 or 5. Therefore, Employee agrees that, in additional to any other remedies available to it, Employer shall be entitled to interim restraints and permanent injunctive relief for the enforcement of the provisions of Section 3(f), 4 or 5, and to an accounting and payment over of all amounts received by Employee as a result of his breach of his obligations under
Section 3(f), 4 or 5.

         (c) It is the intention of the parties hereto that the provisions of Sections 3(f), 4 and 5 be construed and interpreted

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so as to afford the full measure of protection provided for therein.  Except as otherwise expressly set forth herein, no claim or cause of action that Employee may have against Employer, whether predicted on his employment relationship with Employer or otherwise, will constitute a defense to the enforcement by Employer of Employees' agreements set forth in Section 3(f), 4 and 5.

    7.   TERM AND TERMINATION.

         (a) the initial term of this Agreement shall commence on the date hereof and shall terminate on December 21, 1999. Thereafter, the term of this Agreement shall automatically renew for additional terms of one (1) year each, unless this Agreement is sooner terminated under Section 7 (b) or upon written notice given by either party to the other not less than ninety (90) days prior to the expiration of the initial or any subsequent term. In addition, this Agreement shall terminate automatically in the event of the death of Employee.

         (b) Employer shall have the right to terminate this Agreement immediately upon giving written notice to Employee upon the occurrence of any of the following events:

              (i) Due to physical or mental impairment, Employee is unable to perform substantially all of his duties and services hereunder for any period of ninety (90) consecutive days or for shorter periods aggregating more than one hundred twenty (120) days during any twelve (12) month period.

              (ii) Employee breaches the provisions of Section 4 or 5 of this Agreement.

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              (iii)     Employee breaches any material provision of this
Agreement, other than Section 4 or 5, and such breach is not remedied within fifteen (15) days after written notice thereof is given to employee by Employer.

              (iv) Employee engages in willful misconduct that demonstrably adversely affects the operation reputation of Employer, or Employee willfully fail or refuses to perform substantially all of the duties provided for herein.

              (c) In the event of the termination of this agreement in accordance with the foregoing provisions, Employer shall upon such termination be released from all further obligations to Employee hereunder, except that it shall be liable to Employee (i) for such salary under Section 2(a) as shall have been due and unpaid prior thereto, (ii) for the performance of its obligations under Section 3(f) and, (iii) in addition, if this Agreement terminated due to Employee's death or disability, for such death or disability benefits as Employee may be entitled to receive hereunder.

              (d) Employee shall have the right to terminate this Agreement immediately upon giving written notice to Employer upon the occurrence of any of the following events:

                   (i) Employer breaches any material provision of this Agreement and such breach is not remedied within fifteen (15) days after written notice thereof is given to Employer by Employee.

                   (ii) Employer, acting willfully and in bad faith, makes material and adverse changes to Employee's working conditions and responsibilities for the purpose of inducing Employee to

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terminate his employment with Employer.

    8.   MISCELLANEOUS.

         (a) All notices required or permitted to be given hereunder shall be in writing and shall be duly given if delivered to the other party personally, or sent to the other party by certified mail (return receipt requested), addressed to the other party at the address first set forth above or to such other address as any party may designate by a similar notice, and deposited in the U.S. mail, and shall be deemed to have been given s of the date so personally delivered or mailed, or, if given by any other means, at the time delivered.

         (b) This Agreement shall be binding upon and enure to the benefit of the parties hereto, the executors, administrators and legal representatives of Employee and the successors and assigns of Employer. the provisions of this Agreement shall not be construed as conferring and are not intended to confer any rights on any other persons. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by Employee.

         (c) In the event that any provision of this Agreement shall be determined in any jurisdiction to be unenforceable, such determination shall not be deemed to affect the enforceability of any other provision of this Agreement. the parties agree that any court making such a determination is hereby requested and empowered to modify such unenforceable provision and to substitute therefor such limitation or provision of maximum scope as the court then deems reasonable and judicially enforceable, and the parties

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further agree that such substitute provision shall be enforceable in said jurisdiction as if set forth initially in this Agreement. Any such substitute provision shall be applicable only in the jurisdiction in which the original provision was determined to be unenforceable.

         (d) this Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and cancels all prior agreements relation thereto. this Agreement may not be modified or amended except by a writing signed by the party sought to be charged therewith. No waiver by any party of any of his or its rights or remedies on any one occasion shall bar such party from exercising any of his or its rights or remedies on any subsequent occasion, and no such waiver shall be binding unless make in writing and signed by the party making the waiver.

         (e) This Agreement shall be governed by , and construed and enforced in accordance with, the laws of the State of New Jersey, but without giving effect to any New Jersey choice of law provisions that might otherwise make the law of a different jurisdiction control or apply.

         (f) EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY, AND FULLY UNDERSTANDS ALL OF THE


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PROVISIONS CONTAINED HEREIN.  EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS HAD
SUFFICIENT TIME TO REVIEW THIS AGREEMENT, AND IS SIGNING IT WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF THE RESTRICTIONS CONTAINED IN SECTIONS 4 AND 5.

    IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.


WITNESS:                          DIPLOMAT AMBASSADOR, INC.

                                  By: /s/ R. Slucker
------------------------             -----------------------



                                   /s/ Kenneth Kitnick
------------------------          --------------------------
                                  KENNETH KITNICK


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